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FOR IMMEDIATE RELEASE

CONTACT:  Joseph C. Horvath
           Vice President & Chief Financial Officer
           Cold Metal Products
           Tel: (724) 933-1441
           E-mail:  jch@coldmetal.com

                COLD METAL PRODUCTS, INC. ANNOUNCES AGREEMENT IN
                       PRINCIPLE REGARDING WORKING CAPITAL

         Pittsburgh, Pa. (July 23, 2002)--On July 2, 2002 Cold Metal Products, Inc. (AMEX:CLQ) disclosed in a filing on Form 12b-25 with the United States Securities and Exchange Commission that it was engaged in discussions with its secured lenders and other sources of financing, the outcome of which could not be determined at June 30, 2002. The company stated that the outcome of these discussions would significantly affect the opinion of management regarding the company's ability to continue its business in its present form. In the filing, Cold Metal disclosed that it would delay the filing of its Form 10-K with the Securities and Exchange Commission and the issuance of its financial statements for the fiscal year ended March 31, 2002 pending the results of those discussions.

         The company has announced that those discussions are now substantially completed and that Cold Metal Products, Inc. has reached agreement in principle with its existing secured creditors and a source of additional working capital, subject to the completion of due diligence and the execution of definitive documentation. The company believes that the contemplated transactions can provide adequate liquidity to its operations for the foreseeable future. Joseph
C. Horvath, Chief Financial Officer of Cold Metal Products, Inc. cautioned that until definitive documents are executed by the parties, there can be no assurance that such transactions will be completed. While discussions are expected to be definitively completed in the near future, it is not certain that definitive completion will occur before the company's 10-K filing on July 31.

         In its July 2, 2002 filing with the Securities and Exchange Commission the Company summarized the changes in results of operations for the fourth quarter of the fiscal year ended March 31, 2002 and for the fiscal year, Mr. Horvath stated.

         Exclusive of a non-cash deferred tax charge of $14.6 million, or $2.27 per share, net loss for the fourth quarter of fiscal year 2002 declined to $1.6 million or $0.25 per share, compared to net loss of $3.6 million or $0.56 per share in the fourth quarter of fiscal year 2001. The deferred tax charge is comprised of a $11.8 million deferred tax asset valuation adjustment based on recent operating results and management's revised expectations for the realization of tax benefits associated with carryforward tax operating losses, and a $2.8 million deferred tax charge arising from a deemed dividend attributed to the earnings of the Company's Canadian subsidiary. Net loss in the fourth quarter of fiscal 2002 including the aforementioned deferred tax charges was $16.2 million, or $2.52 per share. Net loss for the fourth quarter fiscal 2001 included a $.4 million adjustment increasing net loss compared to the amount previously reported to reflect a change in the company's accounting for inventories to conform with industry standards.

         Operating loss declined 82%, or $4.1 million, to $.9 million for the fiscal 2002 fourth quarter compared to the previous fiscal year despite continued market weakness in terms of product pricing that contributed to a 15.1% decline in sales volume to $39.6 million. Cost reductions associated with actions to reduce capacity helped to reduce losses associated with lower sales levels in fiscal 2002. Operating losses in the prior year included the $.6 million related to the inventory accounting change and $1.3 million of special charges incurred in connection with facilities restructuring.

         Net loss for the fiscal year ended March 31, 2002 was $19.8 million or $3.08 per share, compared to net loss of $6.8 million or $1.05 per share for the previous fiscal year. Excluding the non-cash deferred tax charges discussed above, net loss for fiscal year 2002 was $5.2 million, or $0.81 per share. The prior fiscal year results reflect an adjustment increasing the net loss by $1.0 million from the amount previously reported to reflect the aforementioned accounting change for inventory. In addition, the fiscal 2001 results included special charges associated with the aforementioned facility restructuring that increased fiscal 2001 net loss by $1.4 million.

         Sales of $161.3 million in fiscal 2002 decreased 24.8 percent compared to fiscal 2001. Operating loss improved from $6.4 million in fiscal 2001 to $4.0 million in fiscal 2002. Operating loss includes special charges of $.3 million and $2.2 million in fiscal 2002 and 2001, respectively, related principally to facilities restructuring, and the fiscal 2001 operating loss was increased by $1.6 million as a result of the inventory accounting change.

         A condensed summary of operating results is as follows:



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                   COLD METAL PRODUCTS, INC., AND SUBSIDIARIES

                      Consolidated Statements of Operations
               (In thousands, except share and per share amounts)



                                                               Three Months Ended                     Year Ended
                                                                    March 31,                          March 31,
                                                             2002              2001             2002              2001
                                                         -----------       -----------       -----------       -----------
Net sales                                                $    39,601       $    46,666       $   161,266       $   214,484
Cost of sales                                                 36,956            46,277           150,071           201,618
                                                         -----------       -----------       -----------       -----------
             Gross profit                                      2,645               389            11,195            12,866

Selling, general and administrative expenses                   3,581             4,094            14,807            17,026
Special charges                                                 --               1,290               340             2,205
                                                         -----------       -----------       -----------       -----------
             Operating (loss)                                   (936)           (4,995)           (3,952)           (6,365)
Interest expense                                                 737             1,152             3,428             4,923
                                                         -----------       -----------       -----------       -----------
             (Loss) before income taxes                       (1,673)           (6,147)           (7,380)          (11,288)
Income tax expense (benefit)                                  14,536            (2,585)           12,384            (4,510)
                                                         -----------       -----------       -----------       -----------
             Net (loss)                                  $   (16,209)      $    (3,562)      $   (19,764)      $    (6,788)
                                                         ===========       ===========       ===========       ===========

             Basic and diluted net (loss) per share      $     (2.52)      $     (0.56)      $     (3.08)      $     (1.06)
                                                         ===========       ===========       ===========       ===========
Weighted average number of shares outstanding              6,427,078         6,405,157         6,411,940         6,394,854
                                                         ===========       ===========       ===========       ===========